Exhibit 99.3

ECOLAB FIRST QUARTER 2019

1Q 2019 Overview

◢Sales:

▪	Reported sales +1%; fixed currency sales +4%, with acquisition adjusted fixed currency sales +3%.
▪	Strong growth in the Industrial and Other segments more than offset a modest decline in Energy sales.

◢Operating Income:

▪	Reported operating margin +30 bps; adjusted operating margin +70 bps; adjusted fixed currency operating margin +80 bps.
▪	Reported operating income +4% with adjusted operating income +8%; adjusted fixed currency operating income +11%.
▪	Pricing, volume growth and cost saving initiatives more than offset higher delivered product costs and investments in the business during the quarter.

◢Earnings:

▪	Reported diluted EPS $1.01, +20%.
▪

Adjusted diluted EPS $1.03, +13% as strengthening operating income growth, driven by pricing, volume growth and cost savings initiatives, along with a lower tax rate and interest expense, drove the gain.

◢Outlook:

▪	2019: Adjusted diluted EPS forecast of $5.80 to $6.00, +10% to 14%.
▪	2Q 2019: Adjusted diluted EPS forecast of $1.36 to $1.46, +7% to 15%.

The outlook is provided for consolidated Ecolab operations and continues to include the Upstream Energy business.

SUMMARY

Continued sales growth and margin expansion drove Ecolab’s double-digit adjusted earnings per share growth in the first quarter.  Pricing, new business gains and product innovation led first quarter acquisition adjusted fixed currency sales and operating income growth, which along with cost efficiency actions, a reduced adjusted tax rate and lower interest expense, yielded the first quarter’s 13% adjusted diluted earnings per share increase.

We look for improving acquisition adjusted fixed currency sales and earnings growth over the balance of 2019 as we once again work aggressively to outpace our markets, benefiting from the product innovation, accelerating pricing, new business gains and investments we have made to further improve our customer value as well as our sales and service force effectiveness and productivity.  We are taking the right actions to drive profitable growth while continuing our key investments in product innovation and technology to expand our differentiation in the marketplace.  We continue to expect consolidated 2019 full year adjusted diluted earnings per share in the $5.80 to $6.00 per share range, up 10% to 14%, reflecting improving top line growth, moderated delivered product cost increases and rising benefits from cost efficiency programs.  At current rates of exchange, we expect foreign currency translation to have a $0.11 unfavorable impact on diluted earnings per share.

We look for second quarter adjusted diluted earnings per share to be in a $1.36 to $1.46 per share range, increasing 7% to 15% over the prior year.  Currency translation is expected to have an unfavorable impact of approximately $0.05 per share in the second quarter.

With our focus on large end markets that serve fundamental and increasing global needs, our compelling value proposition, strong competitive position and our ongoing investments in critical growth drivers, we believe we are well-positioned to continue to drive superior sales growth and margin expansion.

We will continue to maximize our major market opportunities and work to deliver further superior results for our customers, and superior returns for our shareholders.

HIGHLIGHTS

•	First quarter reported diluted earnings per share were $1.01.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, first quarter 2019 adjusted diluted earnings per share increased 13% to $1.03. This compared with adjusted diluted earnings per share of $0.91 a year ago.  Currency translation was an unfavorable $0.04 per share.

•

Reported consolidated sales rose 1%.  Acquisition adjusted fixed currency sales increased 3%, as the Industrial and Other segments both showed strong sales gains, and along with modest growth from the Institutional segment, more than offset a slight sales decline in the Energy segment.

•

Reported operating margins increased 30 basis points.  Adjusted operating income margins increased 70 basis points and adjusted fixed currency operating margins increased 80 basis points as volume, price and efficiency gains more than offset higher delivered product costs in the quarter.  Adjusted operating income rose 8%.  Adjusted fixed currency operating income rose 11%, continuing the good acceleration shown throughout 2018, led by double-digit income growth in the Industrial, Energy and Other segments.

•

The adjusted operating income gain, along with a lower tax rate and interest expense, yielded the 13% increase in first quarter 2019 adjusted diluted earnings per share to $1.03, representing another quarter of double-digit adjusted earnings per share growth.

•

We continue to make progress on our recently announced intention to spin off our Upstream Energy business as a standalone publicly-traded company.  Ecolab currently expects the spin-off transaction will be completed by mid-2020.

•

We continue to work aggressively to drive growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing, productivity and cost efficiencies to grow our top and bottom lines at improved rates across all of our segments. Our digital investments are developing well and we look for them to add an expanding range of new actionable insights for customers to improve their operations, enhance their experience working with us and increase our sales force effectiveness.

•

We continue to expect consolidated 2019 adjusted diluted earnings per share to rise 10% to 14% to the $5.80 to $6.00 range, excluding special gains and charges and discrete tax items, as volume and price gains and cost efficiency benefits more than offset the impact of moderating delivered product cost increases and business investments. Currency translation is expected to be an unfavorable $0.11 per share in 2019.

•	Second quarter adjusted diluted earnings per share are expected to be in the $1.36 to $1.46 range, up 7% to 15%. Currency translation is expected to be an unfavorable $0.05 per share in that quarter.

•

In summary, we expect improving top line momentum in our business in 2019, more than offsetting moderating delivered product cost increases and unfavorable currency exchange, and along with further cost efficiency actions, to yield 10% to 14% adjusted diluted earnings per share growth.  We continue to make the right investments in key areas of differentiation, including product innovation and digital investments, to develop superior growth this year and for the future.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	1%
Pricing	3%
Subtotal	3%
Acq./Div.	1%
Fixed currency growth	4%
Currency impact	-3%
Total	1%

Amounts in the table above reflect rounding

Ecolab’s first quarter reported sales increased 1% when compared to the year ago period.  Fixed currency sales rose 4% and acquisition adjusted fixed currency sales increased 3%.  Looking at the growth components, volume and mix rose 1% and pricing increased 3%.  Acquisitions and divestitures were 1% and currency was a negative 3% to sales growth.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	11%	7%
Water	7%	8%
Paper	6%	6%
Life Sciences	27%	14%
Textile Care	3%	3%
Total Global Industrial	8%	7%

FOOD & BEVERAGE

First quarter fixed currency Food & Beverage sales rose 11%.  Adjusted for acquisitions, fixed currency sales rose 7% as corporate account wins, share gains and pricing more than offset generally flat industry trends.  Globally, we saw strong growth in our dairy, beverage and brewing, protein and food businesses.  Fixed currency sales growth was strong across the major regions.

Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers.  New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  We expect to show solid, though somewhat moderated, organic growth in the second quarter of 2019 primarily as the business compares against a large customer roll-out last year; we continue to expect strong gains for the full year.

WATER

Water sales showed strong momentum in the first quarter as fixed currency sales increased 7% and divestiture adjusted fixed currency sales rose 8%.  All major businesses showed good growth.  Light industry water treatment growth was led by its innovative technology and service offerings. Heavy industry sales benefited from sales force investments and improved market conditions.  Mining gains were led by new business wins.  Sales increased in all major regions.

We remain focused on strengthening our corporate account and enterprise sales teams, further development of innovative new products, growing our new accounts pipeline as we benefit from circle the customer opportunities with our Food & Beverage business and continuing to invest in growth areas for the light, heavy and mining industries.  We expect continued strong growth in the second quarter from further share gains in light, heavy and mining.

PAPER

First quarter fixed currency Paper sales increased 6%. Growth momentum continued across North America, Europe and Latin America, while Asia Pacific declined modestly.

We continue to focus on maximizing results for our customers through minimizing water requirements and optimizing their total cost of operation in the growth segments of board & packaging, tissue & towel, and pulp. Paper expects to show further solid gains in the second quarter through new business wins, continued globalization of best practices, price increases and a focus on delivering value through innovative solutions.

LIFE SCIENCES

Life Sciences first quarter fixed currency sales increased 27%. Adjusted for acquisitions and divestitures, Life Sciences first quarter fixed currency sales growth was 14% as we saw good growth from recent business wins and pricing. Growth was led by strong sales in cleaning and disinfection programs in both the pharmaceutical and personal care markets, with gains in all regions.

We continue to see strong momentum in our Life Sciences business as we build out our product and services portfolio of comprehensive solutions for pharmaceutical and personal care manufacturers.  We also continue to invest in our sales and service team and remain focused on winning corporate accounts. We expect further strong growth from Life Sciences in the second quarter and full year 2019.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	1%	1%
Specialty	7%	7%
Healthcare	2%	2%
Total Global Institutional	2%	2%

INSTITUTIONAL

Fixed currency sales for the Institutional business were up 1% in the first quarter, reflecting the previously mentioned exit of low margin business as well as lower shipments to distributors in the quarter. Adjusted for the low margin business exits and the lower distributor shipments, fixed currency Institutional sales are estimated to have grown 3%. Global lodging demand continued to show moderate growth, while full-service restaurant industry foot traffic remained soft during the quarter.  Looking at Institutional’s regional fixed currency sales, Latin America showed strong growth, North America and Asia Pacific sales rose modestly, while Europe sales were flat.

We continue to use our strong value proposition to aggressively drive sales and net win new business, increase our share in existing units, develop emerging chain relationships, improve pricing and enhance our service delivery to customers across all regions and end markets.  These actions leverage our strong line of innovation across core platforms that improve customer results and reduce their water, energy and labor costs, as well as our developing digital solutions to improve customer results and business insights. We also continue to focus on business with appropriate margin, and as reflected above, this has resulted in the exit of certain low margin business that is impacting Institutional’s 2019 results.  We expect to show continued solid underlying Institutional sales growth in the second quarter, with the modest increase in reported sales reflecting the business exits, and we look for improving growth in the second half.

SPECIALTY

First quarter Specialty sales grew 7% in fixed currencies, benefiting from strong ongoing business and the rollout of new account and program wins, and doing so despite comparing against a strong period last year.  We continue to drive growth in our global quickservice accounts, leveraging generally modest industry trends.  New business and program gains remain robust, driven by improved service coverage, new product innovations, additional customer solutions and a continued focus among our customers on food safety as fresh products become more prevalent and require more cleaning. The food retail business posted a solid quarter, with good underlying growth reflecting continued new customer additions and product introductions.

Momentum remains solid in the Specialty business.  While second quarter Specialty sales growth will likely moderate from the first quarter pace reflecting the timing of new customer rollouts, our strong new business pipeline, ongoing investments in new products and digital offerings, increased solutions for customers and an expanded sales and service force are expected to deliver another year of strong growth for Specialty in 2019.

HEALTHCARE

Fixed currency Healthcare sales grew 2% in the first quarter as Europe grew moderately and North America sales were flat. Sales growth in our environmental hygiene programs was offset by soft non-program volume and lower sales of deemphasized non-core products.

We expect Healthcare sales to show modest growth in the second quarter as integrated environmental hygiene program growth – along with our innovative products, premium on-site service programs and digital solutions – increase to offset continued difficult industry conditions.  Through this combination of premium products and expert on-site service, we can help hospitals reduce healthcare acquired infections and increase operational efficiencies. Customer results from our program approach have proven successful, and given the industry needs for better hygiene results and lower operating costs, the long-term growth outlook for our business remains very attractive. We continue to drive our program approach and expect it to yield improving future sales results for Healthcare.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	-2%	-2%

First quarter acquisition adjusted fixed currency Energy segment sales declined 2% as the segment compared against strong North American energy market activity in the first quarter last year.  Upstream sales were modestly lower in the quarter with declines in the well stimulation business and production sales reflecting the reduced North American industry activity that began late in 2018. Downstream sales decreased slightly due to lower equipment sales versus last year.

We expect modest second quarter 2019 Energy segment sales growth as new account growth offsets the slower recent energy market activity. We continue expect sales growth for the Energy segment in 2019 to be in the mid-single digit range, showing improving growth through the second half as new business wins are driven by our innovative products, continued pricing and improved second half North America and international energy market activity.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	7%	7%
Colloidal Technologies	11%	11%
Total Other	7%	7%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 7% in the first quarter. We saw strong growth across all regions.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends.  Additionally, we continue to make progress in globalizing our market-focused capabilities and field technologies.  We expect Pest Elimination sales to show continued strong growth in the second quarter led by gains in all major markets.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2019	% sales	2018	% sales	% change
Gross Profit	$ 1,408.7	40.2%	$ 1,398.6	40.3%	1%
Gross Profit (adj.)	$ 1,412.3	40.3%	$ 1,398.6	40.3%	1%

First quarter gross margins adjusted for special charges were 40.3%, equal to last year’s adjusted margin. Increased pricing and cost savings offset higher delivered product costs.

($ millions, unaudited)	2019	% sales	2018	% sales	% change
SG&A	$ 1,001.2	28.6%	$ 1,018.3	29.3%	-2%

SG&A expenses decreased 70 basis points from last year as sales leverage and cost savings actions more than offset investments in the business.

($ millions, unaudited)	2019	% sales	2018	% sales	% change
Operating Income	$ 367.2	10.5%	$ 354.3	10.2%	4%
Fixed Currency Operating
Income (adj.)	$ 412.2	11.7%	$ 371.1	10.9%	11%

Consolidated operating income margins were 10.5%.  Adjusted for special charges, fixed currency operating income margins were 11.7%, increasing 80 basis points from last year’s comparable margin.  Adjusted fixed currency operating income increased 11% as pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Industrial Op. Inc.	$147.5	11.4%	$122.0	10.3%	21%
Acq./Div. Adj. Op. Inc.	$148.9	11.7%	$121.2	10.3%	23%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 23%.  Acquisition adjusted margins increased 140 basis points as pricing, sales volume gains and cost savings more than offset higher delivered product costs and investments in the business.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Institutional Op. Inc.	$195.9	16.1%	$195.7	16.5%	0%
Acq./Div. Adj. Op. Inc.	$197.8	16.3%	$195.7	16.5%	1%

Acquisition adjusted fixed currency operating income for the Global Institutional segment increased 1%.  Acquisition adjusted margins decreased 20 basis points as pricing and cost savings were offset by investments in the business, higher delivered product costs and reduced leverage on the segment’s volume gain.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Energy Op. Inc.	$78.4	9.7%	$68.6	8.3%	14%
Acq./Div. Adj. Op. Inc.	$78.4	9.7%	$69.8	8.5%	12%

Acquisition adjusted fixed currency Global Energy segment operating income increased 12%.  Acquisition adjusted margins improved 120 basis points as pricing and cost savings more than offset higher delivered product costs and investments in the business.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Other Op. Inc.	$30.2	14.6%	$27.0	14.0%	12%
Acq./Div. Adj. Op. Inc.	$30.2	14.6%	$27.0	14.0%	12%

Acquisition adjusted fixed currency operating income for the Other segment rose 12%. Acquisition adjusted margins improved 60 basis points as pricing and sales volume gains more than offset increased field costs.

($ millions - unaudited)	2019	2018
Corporate
Corp. Expense	($39.6)	($42.8)
Special Gains/(Charges)	(43.9)	(26.0)
Total Corporate Expense	($83.5)	($68.8)

Corporate expense includes amortization expense of $40 million in the first quarter of 2019 and $43 million in the first quarter of 2018 related to the Nalco merger intangible assets. First quarter 2019 corporate expense also includes net special charges of $44 million ($32 million after tax) primarily related to the previously announced efficiency initiative.

Special gains and charges for the first quarter of 2018 were a net charge of $26 million ($20 million after tax) primarily related to a funding commitment to the Ecolab Foundation.

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the first quarter of 2019 was 11.4% compared with the reported rate of 21.8% in the first quarter of 2018.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.6% in the first quarter of 2019 compared with 22.0% for the same period last year. The decrease in the adjusted tax rate was primarily driven by global tax planning strategies and the geographic mix of income.

Ecolab reacquired 0.8 million of its common stock during the first quarter of 2019.

The net of this performance is that Ecolab reported first quarter diluted earnings per share of $1.01 compared with $0.84 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, first quarter adjusted diluted earnings per share were $1.03 compared with $0.91 last year.  Currency translation had a $0.04 unfavorable impact on first quarter 2019 adjusted diluted earnings per share.

SUMMARY BALANCE SHEET AND SELECTED BALANCE SHEET MEASURES

(unaudited)	March 31
($ millions)	2019	2018
Cash and cash eq.	$ 79.0	$ 175.5
Accounts receivable, net	2,691.6	2,574.3
Inventories	1,645.6	1,541.8
Other current assets	334.8	305.2
PP&E, net	3,878.6	3,779.9
Goodwill and intangibles	11,201.5	11,315.2
Other assets	1,096.5	492.4
Total assets	$ 20,927.6	$ 20,184.3

Short-term debt	$ 1,132.3	$ 1,017.8
Accounts payable	1,237.7	1,229.1
Other current liabilities	1,786.0	1,735.9
Long-term debt	6,008.2	6,397.7
Pension/Postretirement	942.3	1,027.7
Other liabilities	1,554.2	1,106.2
Total equity	8,266.9	7,669.9
Total liab. and equity	$ 20,927.6	$ 20,184.3

	March 31
(unaudited)	2019	2018
Total Debt/Total Capital	46.3%	49.2%
Net Debt/Total Capital	46.1%	48.6%
Net Debt/EBITDA	2.4	2.5
Net Debt/Adjusted EBITDA	2.2	2.4

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 46% at March 31, 2019, with the net debt to adjusted EBITDA ratio at 2.2 times.

SELECTED CASH FLOW ITEMS

	Three Months Ended
(unaudited)	March 31
($ millions)	2019	2018
Cash from op. activities	$ 378.1	$ 487.2
Depreciation	159.0	150.9
Amortization	79.8	80.2
Capital expenditures	187.0	203.3

FORECAST

The outlook provided below is for consolidated Ecolab operations and continues to include the Upstream Energy business.  The planned separation is expected to occur in the first half of 2020.

We expect improving sales momentum in 2019.  We look for improved consolidated gross margins in 2019 versus last year, as strong volume and pricing more than offset moderating delivered product cost increases, with a lower selling, general and administrative ratio to sales, similar other income and interest expense,  and a slightly higher adjusted tax rate versus 2018.  Ecolab continues to expect 2019 adjusted diluted earnings per share to rise 10% to 14% to the $5.80 to $6.00 range, excluding special gains and charges and discrete tax items, as the expected continued volume gains, pricing and rising benefits from our cost efficiency actions more than offset the impact of moderating higher delivered product cost increases.  At current rates of exchange, we expect foreign currency translation to have a $0.11 unfavorable impact on diluted earnings per share.

We look for second quarter adjusted diluted earnings per share to be in the $1.36 to $1.46 range, up 7% to 15% compared with $1.27 earned last year.  We look for solid acquisition adjusted fixed currency sales growth. Pricing should again exceed the higher delivered product costs in the quarter as we continue our work to improve margins.  We expect a similar consolidated gross margin and lower SG&A ratio to sales than last year, with similar other income and interest expense, and a slightly higher adjusted tax rate.  At current rates of exchange, we expect foreign currency to have an unfavorable $0.05 impact on second quarter diluted earnings per share.

SUMMARY

In summary, we continue to expect improving sales trends, and along with accelerating pricing and cost efficiency, we expect to continue to more than offset delivered product costs.  Operating margins should continue to expand, and when combined with our continued product innovation and improved cost efficiency, we expect attractive earnings per share growth in 2019, rising 10% to 14%.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing, productivity improvement and cost efficiency, and take the right actions to drive profitable growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated spin-off of our Upstream Energy business into a new stand-alone company and the expected timing for completing the transaction, statements regarding our financial and business performance and prospects, including forecasted 2019 second quarter and full-year financial and business results, sales and earnings growth, SG&A ratios to sales, interest expense, adjusted tax rate, margins, delivered product costs, energy market forecast, new business, innovation, investments, volume, pricing, foreign currency translation, and costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed spin-off of the Upstream Energy business may not be consummated within the anticipated period or at all and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; the possibility that the proposed spin-off of our Upstream Energy business will not be consummated within the anticipated time period or at all and the potential that the Upstream Energy business and Ecolab will not realize all of the expected benefits of the spin-off; our ability to attract and retain high caliber management talent to lead our business; our ability to develop competitive advantages through innovation and to commercialize digital solutions; exposure to global economic, political and legal risks related to our international operations including trade sanctions;

difficulty in procuring raw materials or fluctuations in raw material costs; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin, operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2019. We also provide our segment results based on public currency rates for information purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the first quarter 2019 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended
(unaudited)	March 31
(millions, except percent)	2019	2018

Net sales
Reported GAAP net sales	$ 3,505.4	$ 3,470.9
Effect of foreign currency translation	17.6	(74.8)
Non-GAAP fixed currency sales	3,523.0	3,396.1
Effect of acquisitions and divestitures	(25.1)	(10.1)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,497.9	$ 3,386.0

Cost of Sales
Reported GAAP cost of sales	$ 2,096.7	$ 2,072.3
Special (gains) and charges	3.6	0.0
Non-GAAP adjusted cost of sales	$ 2,093.1	$ 2,072.3

Gross Margin
Reported GAAP gross margin	40.2%	40.3%
Non-GAAP adjusted gross margin	40.3%	40.3%

Operating income
Reported GAAP operating income	$ 367.2	$ 354.3
Effect of foreign currency translation	1.1	(9.2)
Non-GAAP fixed currency operating income	368.3	345.1
Special (gains) and charges	43.9	26.0
Non-GAAP adjusted fixed currency operating income	412.2	371.1
Effect of acquisitions and divestitures	3.3	0.4
Non-GAAP acquisition adjusted fixed currency operating income	$ 415.5	$ 371.5

Operating Income Margin
Reported GAAP operating income margin	10.5%	10.2%
Non-GAAP adjusted fixed currency operating income margin	11.7%	10.9%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended
(unaudited)	March 31
(millions, except percent and per share)	2019	2018

Interest expense, net
Reported GAAP interest expense, net	$ 49.4	$ 56.4
Special (gains) and charges, after tax	0.2	0.0
Non-GAAP adjusted interest expense, net	$ 49.2	$ 56.4

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 296.5	$ 247.3
Special (gains) and charges, after tax	31.5	19.7
Discrete tax net expense (benefit)	(27.7)	(0.1)
Non-GAAP adjusted net income attributable to Ecolab	$ 300.3	$ 266.9

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.01	$ 0.84
Special (gains) and charges, after tax	0.11	0.07
Discrete tax net expense (benefit)	(0.09)	0.00
Non-GAAP adjusted diluted EPS	$ 1.03	$ 0.91

Provision for Income Taxes
Reported GAAP tax rate	11.4%	21.8%
Special gains and charges	2.0	0.2
Discrete tax items	7.2	0.0
Non-GAAP adjusted tax rate	20.6%	22.0%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,529.5	$ 1,509.5
Provision for income taxes	296.8	258.7
Interest expense, net	215.3	248.9
Depreciation	629.4	594.4
Amortization	316.6	314.0
EBITDA	$ 2,987.6	$ 2,925.5
Special (gains) and charges impacting EBITDA	153.9	58.6
Adjusted EBITDA	$ 3,141.5	$ 2,984.1

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	First Quarter Ended March 31
(unaudited)	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,289.2	($21.9)	$ 1,267.3	$ 1,190.2	($7.8)	$ 1,182.4
Global Institutional	1,215.3	(3.1)	1,212.2	1,187.0	-	1,187.0
Global Energy	811.7	(0.1)	811.6	826.5	(2.3)	824.2
Other	206.8	-	206.8	192.4	-	192.4
Subtotal at fixed currency rates	3,523.0	(25.1)	3,497.9	3,396.1	(10.1)	3,386.0
Currency impact	(17.6)			74.8
Consolidated reported GAAP net sales	$ 3,505.4			$ 3,470.9

Operating Income
Global Industrial	$ 147.5	$ 1.4	$ 148.9	$ 122.0	($0.8)	$ 121.2
Global Institutional	195.9	1.9	197.8	195.7	-	195.7
Global Energy	78.4	-	78.4	68.6	1.2	69.8
Other	30.2	-	30.2	27.0	-	27.0
Corporate	(39.8)	-	(39.8)	(42.2)	-	(42.2)
Adjusted at fixed currency rates	412.2	3.3	415.5	371.1	0.4	371.5
Special (gains) and charges	43.9			26.0
Reported OI at fixed currency rates	368.3			345.1
Currency impact	(1.1)			9.2
Consolidated reported GAAP operating income	$ 367.2			$ 354.3

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53	$ 1.35	$ 4.88
Adjustments:
Special (gains) and charges (1)	0.07	0.03	0.10	0.20	0.30	0.05	0.35
Discrete tax expense (benefits) (2)	0.00	0.04	0.04	(0.16)	(0.12)	0.14	0.02
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71	$ 1.54	$ 5.25

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$ 1.01
Adjustments:
Special (gains) and charges (3)	0.11
Discrete tax expense (benefits) (4)	(0.09)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.03

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2018 includes a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million, $60.2 million and $9.7 million, net of tax, in the first, second, third and fourth quarters, respectively, acquisition and integration costs of $0.4 million, $0.9 million, $1.5 million and $3.0 million, net of tax, in the first, second, third and fourth quarters, respectively, and litigation and other charges and (gains) of $0.1 million, $1.0 million, ($1.6 million) and $1.4 million, net of tax, in the first, second, third and fourth quarters, respectively.

(2) Discrete tax expense (benefits) for 2018 includes $6.8 million, $6.0 million, $10.7 million and $4.6 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million, $4.8 million and $31.7 million in the first, second, third and fourth quarters, respectively. Additionally, discrete tax expense (benefits) also includes ($4.6) million, ($0.1) million and $12.8 million of other tax (benefits) expense in the first, second and fourth quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.

(3) Special (gains) and charges for 2019 includes $30.4 million, net of tax, of restructuring costs in the first quarter relating to the efficiency initiative. Special (gains) and charges also include charges relating to the Upstream energy spin-off of $3.3 million, net of tax, in the first quarter, acquisition and integration costs of $2.1 million, net of tax, in the first quarter, and net gains for litigation and other charges of $4.3 million, net of tax, in the first quarter.

(4) Discrete tax expense (benefits) for 2019 includes $18.7 million of tax benefits associated with stock compensation excess tax benefits in the first quarter. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $5.1 million of expense in the first quarter and other discrete tax expenses of $3.9 million in the first quarter.